                                                                    Exhibit 99.1

      Carrier1 Reports Record Third Quarter Results; Total Revenue Grows 183% Year Over Year to US$77.3 Million Driven by Strong Demand for Value-Added Communication Services

      ZURICH, Switzerland--(BUSINESS WIRE)--Nov. 7, 2000--Carrier1 International S.A. (Neuer Markt: CJN; NASDAQ:CONE)--

                     All financial figures are in US dollars

      Financial Highlights

          --  Total revenue up 34% from second quarter 2000

          --  Data revenue up 55% from second quarter 2000

          --  Large order backlog of of $271 million

          --  EBITDA loss reduced by 32% over second quarter 2000

          -- Positive cash flow from operations for the second consecutive quarter

          --  Solid unrestricted cash position of $453 million

          --  Fully funded long-term business plan

      Carrier1 International S.A. (Neuer Markt: CJN; NASDAQ:CONE) a leading European provider of end-to-end Internet, voice, bandwidth, data centre and access solutions to large users of communication services, today reported third quarter revenue of US$77.3 million, an increase of 183% over the third quarter 1999. Sequentially, revenue increased 34% from the second quarter 2000, reflecting strong demand in both voice and data services.

A SUCCESSFUL QUARTER AND ONGOING ACHIEVEMENTS

          --  AOL agreement signed and being implemented

          --  Two additional VISP contracts signed

          --  Wide Media Network service launched

          --  Strategic relationship with a leading streaming media company

          --  A seventh metropolitan build in Frankfurt

          -- Data centre deployment accelerated with additional Carrier1 facilities

      Carrier1 improved its competitive position during the third quarter, providing more value-added services to large users of communication services across Europe. The reach, scope and quality of Carrier1's services has attracted AOL, a leading company, for access services in the United Kingdom, as well as other Virtual ISP (VISP) customers for value-added services across Carrier1's top tier Internet backbone.

      The demand for outsourced telecommunications services continues to expand in Europe. "Whether it be to focus on core marketing strengths, or to accelerate time to market, or to conserve capital, more and more companies are turning to Carrier1 to provide outsourced value-added communication services," said Stig Johansson, President and CEO of Carrier1. "This outsourcing market opportunity in Europe is large and fast-growing, and it is a market approach unique to Carrier1" he continued.

      During the quarter, Carrier1 announced the launch of its Wide Media Network service, which will provide production studios, broadcasters, and others in the media industry with a 270 Mb broadband service with no compression and high studio quality. This service, utilising state-of-the-art technology, will be offered at a lower rate than satellite transmission services that currently dominate this market. This end-to-end broadband service is being rolled out in line with the deployment of Carrier1's metropolitan fibre rings.

      Mr. Johansson commented: "I am very pleased with our achievements in the third quarter. We intend to continue this fast-paced growth by reinforcing our organisation to face increasing demand for reliable and flexible outsourced communication services across Europe. We are on target to complete the construction of six metropolitan fibre rings to provide high speed broadband fibre services. In addition, we now have four data centres in service, with four additional data centres coming on-line by year end. The data centre deployment is executed on two fronts: first, through our Digiplex joint venture and second, by taking advantage of developing our own facilities in selected markets when deploying our metropolitan rings."

THIRD QUARTER FINANCIAL RESULTS REVENUES: VOICE IS UP 30% SEQUENTIALLY WHILE DATA INCREASED 55%

      The company reported revenue of $77.3 million for the quarter, an increase of 183% compared to revenue of $27.3 million in the third quarter 1999 and an increase of 34% compared to revenue of $57.5 million in the second quarter 2000.

      Voice revenue reached $62.4 million for the quarter, an increase of 30% over the second quarter of 2000 and up 144% over the same period in 1999. Revenue per minute remained stable at approximately 14 cents, while traffic increased 27% over the second quarter to 436 million minutes during the quarter.

      Data-related revenue reached $14.9 million for the quarter, an increase of 55% over the second quarter of 2000 as Carrier1 experienced continued growth in Internet, managed bandwidth, hosting/colocation services and infrastructure sales.

      Carrier1's backlog of bandwidth, VISP and infrastructure orders stood at $271 million at the end of the third quarter. This is excluding the AOL agreement.

OPERATING COSTS, GROSS MARGIN AND EBITDA

      Total cost of services grew less than revenue during the third quarter, resulting in gross margin before depreciation improving to $1.8 million or 2% of revenue from a loss of $0.9 million or (2%) of revenue in the second quarter 2000 and a loss of $5.2 million or (19%) of revenue in the year-earlier quarter. Gross margin improved due to a favorable revenue mix between voice and data services.

      Despite significant revenue growth, SG&A was $8.7 million or 11% of revenue in the third quarter, compared to $9.2 million or 16% of revenue in the second quarter 2000 and compared to $4.2 million or 15% of revenue in the third quarter 1999.

      EBITDA loss for the third quarter was $6.9 million, an improvement of 32% over the EBITDA loss of $10.1 million in the second quarter 2000 and an improvement of 27% over the EBITDA loss of $9.4 million reported in the third quarter 1999. EBITDA margins continue to improve to (9%) of revenue in the third quarter 2000, compared with (18%) of revenue in the second quarter of 2000 and (35%) of revenue in the third quarter 1999.

      Commenting on this strong financial performance, Carrier1's Chief Financial Officer Joachim Bauer said: "We are on track to achieve positive EBITDA in 2001, after less than three years in operation, due to our strategic positioning as the outsourcer of choice in Europe and the capital efficient approach we took in developing our pan-European network."

      Mr. Johansson commented: "The number of employees was 267 in the third quarter 2000, enabling us to achieve what we believe is one of the strongest revenue per employee levels in European telecommunications. Each employee of Carrier1 should feel proud of building one of the leanest and most efficient alternative carriers in Europe."

NET LOSS

      Net loss for the third quarter reached $29.0 million compared to a net loss of $12.8 million in the second quarter of 2000 and a net loss of $18.4 million in the third quarter of 1999. Included in the net loss for the third quarter of 2000 was a currency exchange loss of $10.3 million.

CHANGE IN FUNCTIONAL CURRENCY

      Carrier1 determined that the functional currency of the Luxembourg holding company, Carrier1 International S.A., had clearly changed from the U.S. dollar to the Euro during the third quarter of 2000 due to significant changes in economic facts and circumstances underlying the company's business. The functional currencies of Carrier1's subsidiaries have not changed and, in all instances, are the respective local currency.

      Some of the economic changes that led to this change in functional currency include:

          -- A steadily-increasing, significant portion of our revenues and costs being generated in Euros,

          -- The completion of the German network which became operational in the third quarter,

          -- The provisioning of major investments through Euro-based contracts including city ring builds and data center investments,

          -- The migration of a majority of our refiling business to Euro-denominated contracts in Europe rather than New York, and

          -- Reduced reliance on the U.S. dollar as shown through our repayment of U.S. dollar-denominated vendor financing loans.

      Carrier1 applied this change prospectively as of the beginning of the quarter. As a result of this change, transactions entered into by the holding company that are denominated in currencies other than the Euro are now translated into Euros in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation.

      The net effect of this change in functional currency for the three months ended September 30, 2000 was to reduce the currency exchange loss (net) and the net loss reported in the statement of operations by approximately $17.8 million and to increase the negative currency translation adjustment component of other comprehensive income (loss) reported in the statement of shareholders' equity by approximately $17.8 million.

FINANCIAL RESOURCES

      Delivery of bandwidth contracts on the German ring brought positive cash flow from operating activities for the second consecutive quarter. During the third quarter 2000, cash flow from operating activities was $34 million. Carrier1's unrestricted cash balance at the end of the third quarter remains significant at $453 million, allowing Carrier1 to maintain a cash reserve while simultaneously pursuing additional growth opportunities. Carrier1's long term business plan is fully funded.

INFRASTRUCTURE DEVELOPMENTS METROPOLITAN FIBRE RING DEPLOYMENT

      During the third quarter, we made significant progress in our metropolitan fibre ring deployment. Construction of a seventh metropolitan city ring in Frankfurt has been announced. This project will expand Carrier1's network by approximately 60 route kilometres and will further increase the reach and scope of our German national network.

      This initiative will expand Carrier 1's actual metropolitan network to a total of approximately 460 route kilometres. Other cities are under development with an objective to reach a total of 1,500 route kilometres of metropolitan fibre rings.

      "Carrier1's cost-effective extension of our pan-European fibre optic network into metropolitan rings in major European cities dramatically increases the number of broadband services we can offer to our customers," said Mr. Johansson. "Importantly, all of our metropolitan ring builds will be completed on a highly capital efficient basis, with Carrier1 taking advantage of a combination of trench-sharing arrangements, joint builds, swaps and/or pre-sales to minimise overall cost and maximise time to market," he continued.

DATA CENTRE DEPLOYMENT

      Carrier1's Digiplex joint venture has announced the construction of eight large-scale data centres. Carrier1 has a 15% ownership interest in Digiplex, has access to 10% of Digiplex's data centre space across Europe at preferential rates, and is connecting the Digiplex facilities to its metropolitan fibre rings and long haul networks. Digiplex recently completed a bank facility for Euro170 million and received additional equity commitments from its investors of $50 million. Carrier1 followed the increase in equity by committing an additional $8.8 million.

      "Our capital-efficient approach to building our metropolitan fibre rings, our long haul networks, and our data centres has enabled us to develop significant operational capabilities quickly, while at the same time retaining an exceptionally strong balance sheet with low debt relative to many of our competitors and a strong cash position," said Mr. Johansson. "This capital efficiency will enable Carrier1 to have one of the lowest cost networks in Europe, which we expect will enable us to price our services competitively while still enjoying attractive margins over the long term," Mr. Johansson continued.

      Figures prepared in accordance with U.S. GAAP (unaudited)

      $ 000, except per share data



Three Months Ended September 30:
                                     2000                      1999

Revenue                             77,280                    27,311
Cost of services                    75,500                    32,543
Gross Margin                         1,780                   (5,232)

Selling, general
  and administrative expenses        8,699                     4,216

EBITDA (1)                          (6,919)                  (9,448)

Depreciation and
  amortisation                       9,201                     4,183

Loss from Operations               (16,120)                 (13,631)

Other Income (Expense):
Interest expense                    (8,057)                  (8,718)
Interest income                      5,494                     2,009
Other Income (expense)                   4                      (25)
Currency exchange loss, net        (10,298)                    1,931
Total other income (expense)       (12,857)                  (4,803)

Loss before Income
Tax Benefit                        (28,977)                 (18,434)
Income tax benefit                       0                         0
Net Loss                           (28,977)                 (18,434)

Earnings (Loss) per Share
Loss from operations in $            (0.39)                   (0.44)
Net loss in $                        (0.70)                   (0.59)
Weighted average shares             41,648                    31,019


                                     Nine Months Ended September 30:
                                      2000                      1999

Revenue                             186,078                   59,798
Cost of services                    188,503                   71,904
Gross Margin                         (2,425)                (12,106)

Selling, general and
  administrative expenses            25,502                   10,681

EBITDA (1)                          (27,927)                (22,787)

Depreciation and amortisation        22,580                    7,817
Loss from Operations                (50,507)                (30,604)

Other Income (Expense):
Interest expense                    (27,682)                (21,323)
Interest income                      14,584                    5,087
Other Income (expense)                   (2)                   (438)
Currency exchange loss, net         (26,123)                 (5,218)
Total other income (expense)        (39,223)                (21,892)

Loss before Income Tax
Benefit                             (89,730)                (52,496)
Income tax benefit                        0                        0
Net Loss                            (89,730)                (52,496)

Earnings (Loss) per Share
Loss from operations in            $  (1.27)                  (1.06)
Net loss in                        $  (2.25)                  (1.83)

Weighted average shares              39,923                   28,764


                                   September 30:
                                     2000                      1999

Balance Sheet Data
Unrestricted Cash                   453,355                   13,931
Restricted cash                      21,354                    7,217
Restricted investments               29,375                  103,743
Working Capital                     496,640                   67,639
Property and equipment, net         286,861                  142,350
Investment in Joint Venture          32,431                    4,681
Total Assets                        955,214                  341,462

Deferred Revenue                     83,785
Long term debt                      234,699                  265,017
Equity                              520,381                  (5,863)

      (1) EBITDA is not a U.S. GAAP measure. EBITDA stands for earnings before interest, taxes, depreciation, amortization, foreign currency exchange gains or losses and other income/expense.

ABOUT CARRIER1

      Carrier1 International S.A. is a leading European provider of end-to-end Internet, voice, bandwidth, data centre, and access solutions to large users of communication services. Carrier1 provides its clients with carrier-grade transport and network solutions as well as end-user ready value added services. Carrier1 customers brand and market these solutions and services to their respective end-users.

      The Carrier1 pan-European inter-city fibre network connects 12 countries and currently spans over approximately 11,000 route kilometres connecting points-of-presence in over 20 European cities. Carrier1 is operational in all 12 countries and has secured all the necessary interconnects and operational licenses that allow it to provide network solutions and end-user ready value added services. Carrier1 is also constructing 7 city ring fiber networks and plans to build/acquire at least another 13 city ring fibre networks. Through its investment in the joint venture Digiplex, Carrier1 has space available for service in Digiplex' Frankfurt and Oslo data centre facilities. Digiplex is building a further 6 full-service data centre facilities and plans to build at least another 12 data centre facilities.

FORWARD LOOKING STATEMENTS

      The information contained in this press release contains "forward-looking statements" within the meaning of the U.S. Federal Securities Laws. These statements include: (i) under Financial Highlights: the statement that our long term business plan is fully funded, (ii) under A successful quarter and ongoing achievements: statements relating to the growth in demand for outsourced communication services, increase in demand for such services from Carrier1, the development, quality and cost and pricing of our Wide Media Network services and demand for such services and the development and completion of our metropolitan rings and data centres,
(iii) under Third Quarter Financial Results Revenues: Voice is up 30% sequentially while Data increased 55%: statements relating to our backlog,
(iv) under Operating Costs, Gross Margin and EBITDA: the statement relating to the expected timing when the Company will be EBITDA positive, (v) under Change in Functional Currency: statements relating the continued increase of the portion of our revenues and costs in Euros, the currency denomination of future infrastructure contracts and the continued migration of our refiling business, (vi) under Financial Resources: statements relating to the Company's cash position and its long term business plan being fully funded,
(vii) under Infrastructure Developments Metropolitan Fibre Ring Development: statements relating to the timing, cost,scope and implementation of planned or announced metropolitan rings and datacentres and the statement relating to the Company's ability to price our services competitively on long term basis.

      These statements are based on the current expectations of the management of Carrier 1 International S.A., and performance is subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements. Such risks include, but are not limited to, adverse regulatory, technological or competitive developments, decline in demand for the company's services or products, inability to timely develop and introduce new technologies, products and services, pressure on pricing resulting from competition, unforeseen construction delays, and failure to receive on a timely basis necessary permits or other governmental approvals, and failure to obtain any necessary financing if management's business plan assumptions are not met, and failure of third parties with whom the Company has contracted including for the supply or maintainance of infrastructure components. For a more detailed discussion of these risks, uncertainties and other factors affecting the company, please refer to the company's prospectus and 10-K, 10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission, including its 10-K for the year ended 31 December 1999 and its 10-Q for the 3-month period ended 31 March 2000 and the 3-month period ended 30 June 2000.